Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 o: 650.350-2300 f: 650.493.6811

December 23, 2025

ImmunityBio, Inc.

3530 John Hopkins Court

San Diego, California 92121

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to ImmunityBio, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $459,972,480 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-3ASR (File No. 333-278770), which was automatically declared effective by the Securities and Exchange Commission (the “Commission”) on April 17, 2024 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Open Market Sale Agreement dated April 30, 2021, as amended by that certain Amendment No. 1 to Open Market Sale Agreement dated December 23, 2025 (the “Sale Agreement”), by and between the Company and Jefferies LLC.

We have examined copies of the Sale Agreement, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) as supplemented by the prospectus supplement dated on or about the date hereof, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, together with the documents or portions thereof incorporated by reference therein, as modified or superseded as described therein (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon and subject to the foregoing qualifications, assumptions and limitations, we are of the opinion that:

1.

The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Sale Agreement, will be validly issued, fully paid and nonassessable.

ImmunityBio, Inc.

December 23, 2025

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation